Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1240

BPZ Energy Announces Updated Oil Reserves for the Corvina Field

Houston—October 26, 2009—BPZ Resources, Inc. (NYSE: BPZ) announced today the update of estimated oil reserves from independent reserve engineers Netherland Sewell and Associates, Inc. (NSAI) on the Company’s Corvina field in offshore Block Z-1 in northwest Peru.  NSAI’s reserves report estimated Proved, Probable, and Possible oil reserves as of June 30, 2009 based on the definitions and guidelines set forth in the 2007 Petroleum Resources Management System approved by the Society of Petroleum Engineers (SPE).  This midyear reserve report was obtained in connection with the ongoing negotiation of a reserves based credit facility.

The combined total of Proved, Probable, and Possible reserves (commonly known as 3P reserves) in Corvina approximates 91 million barrels of oil (Mmbo), compared to the previous estimates of 81 Mmbo at year end 2008.  The Proved oil-in-place increased from 97 Mmbo to 136 Mmbo, while the corresponding Proved remaining oil reserves increased from 25 to 25.3 Mmbo, after deducting the 1.6 Mmbo produced as of June 30th through the long term testing program.  The estimated average ultimate oil recovery per well remained approximately the same at 1.3 million barrels for the Proved category; although increasing by 0.1 million barrels to 2.1 and 2.2 million barrels for the Probable and Possible categories, respectively.

	Oil-in-Place (Mmbo)	Reserves (Mmbo)	Total Number of Oil Wells (#)	Average Ultimate Recovery Per Well (Mmbo)

Proved (1P)	136	25.3	21	1.3

Proved + Probable (2P)	204	69.8	34	2.1

Proved + Probable + Possible (3P)	204	90.8	42	2.2

The Corvina oil reserves were derived from information gathered from the wells drilled to date from the CX-11 platform.  The Proved reserves were based on oil-in-place found in the area directly delineated by the five oil wells drilled to date, and their corresponding three proved undeveloped locations (PUDs) per drilled oil well, as well as their production performance.  The Probable and Possible reserves also take into account the oil-in-place in the remaining area of the oil pool, as well as the possible beneficial effect of an aquifer or other production support mechanism that could result in an increase in recoverable reserves.

Manolo Zúñiga, President and Chief Executive Officer, commented “This updated report showing that Corvina’s potential oil pool has now reached 204 Mmbo continues to illustrate the impact our Corvina drilling campaign is having in growing our asset base.  Our last well, in particular, allowed us to increase our Proved oil-in-place by approximately 40% to 136 Mmbo.  We would need a total of approximately 28 wells in the Proved category to tap all this Proved oil-in-place using the current estimated ultimate oil recovery of 1.3 Mmbo per well.  The next two or three Corvina oil wells, with their corresponding PUDs per well, should allow us to increase the number of Proved oil wells from 21 to 28, while increasing the Proved oil reserves accordingly.  We are also encouraged that the estimated average ultimate oil recovery per well has remained the same for the Proved category; while slightly increasing for the Probable and Possible categories, a consequence of the results obtained so far in our long term testing program.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents, accuracy of well test results, well refurbishment efforts, satisfaction of testing period requirements, successful production of indicated reserves, and the successful management of our capital development project, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company is prohibited from disclosing other categories of reserves in its SEC filings. We use certain terms in this press release such as “Indicated” “Probable” or “Possible” oil and gas reserves, as well as similar terms such as “barrels of oil per day” and “oil sands” suggesting such reserves, which the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The reserve quantities reflected above were certified by Netherland Sewell and Associates, Inc. using the 1997 definitions and standards of the Society of Petroleum Engineers and World Petroleum Congresses which we are prohibited from disclosing in any of our SEC filings. These definitions and standards may result in estimates of proved reserves which are materially different from those disclosed in the Company’s filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC by calling 1-800-SEC-0330.